Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214897

PROSPECTUS

Sorrento Therapeutics, Inc.

1,215,034 Shares of Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to 1,215,034 shares (the “Shares”) of our common stock, par value $0.0001 per share (“Common Stock”). We issued 752,481 of the Shares on November 8, 2016 and 2,340 of the Shares on November 18, 2016, in each case pursuant to that certain Stock Purchase Agreement, dated November 8, 2016 (the “Stock Purchase Agreement”), by and among us, Scilex Pharmaceuticals Inc. (“Scilex”), the stockholders of Scilex party thereto (the “Scilex Stockholders”) and SPI Shareholders Representative, LLC, as representative of the Scilex Stockholders. Up to an additional 460,123 of the Shares (the “Warrant Shares”) are issuable upon exercise of a warrant to purchase shares of Common Stock (the “Warrant”) that we issued to Hercules Capital, Inc. on November 23, 2016 pursuant to a Loan and Security Agreement, dated November 23, 2016, entered into by and among us, the several banks and other financial institutions or entities party thereto from time to time and Hercules Capital, Inc., in its capacity as administrative agent and collateral agent (the “Loan and Security Agreement”). We are registering the resale of 754,911 of the Shares as required by the Registration Rights Agreement, dated November 8, 2016, by and among us and the Scilex Stockholders (the “Registration Rights Agreement”) and registering the resale of the remaining 460,123 Shares pursuant to the terms of the Warrant. The Shares and the Warrant Shares are sometimes referred to in this prospectus, together, as the “Securities”.

Our registration of the Securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Securities. The Selling Stockholders may sell the Securities covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 12 of this prospectus. We will not receive any of the proceeds from the Securities sold by the Selling Stockholders, other than any proceeds from any cash exercise of the Warrant.

No underwriter or other person has been engaged to facilitate the sale of the Securities in this offering. The Selling Stockholders may be deemed underwriters of the Securities that they are offering. We will bear all costs, expenses and fees in connection with the registration of the Securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Securities.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained on page 3 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Common Stock is currently listed on the NASDAQ Capital Market under the symbol “SRNE”. On January 18, 2017, the last reported sales price for our Common Stock was $5.50 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2017

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Securities only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, under which the Selling Stockholders may offer from time to time up to an aggregate of 1,215,034 shares of our Common Stock in one or more offerings. If required, each time a Selling Stockholder offers Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Important Information Incorporated by Reference”.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Sorrento”, “the Company”, “we”, “us”, “our” or similar references mean Sorrento Therapeutics, Inc. together with its consolidated subsidiaries.

Sorrento Therapeutics, Inc.

We are a biopharmaceutical company engaged in the discovery, acquisition, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs worldwide. Our primary therapeutic focus is oncology, including the treatment of chronic cancer pain, but we are also developing therapeutic products for other indications, including immunology and infectious diseases. We currently have multiple clinical development programs underway: (i) CAR-T programs for solid tumors, (ii) resiniferatoxin (“RTX”), a non-opiate, ultra-potent and selective agonist of the TRPV-1 receptor for intractable pain in end-stage disease, and (iii) biosimilar/biobetter antibodies clinical development programs.

Our pipeline also includes preclinical fully human therapeutic monoclonal antibodies (“mAbs”), including biosimilars/biobetters, fully human anti-PD-L1 and anti-PD-1 checkpoint inhibitors derived from our proprietary G-MAB® library platform, antibody drug conjugates (“ADCs”), bispecific antibodies (“BsAbs”), as well as Chimeric Antigen Receptor-T cell (“CAR-T”) and Chimeric Antigen Receptor Natural Killer (“NK”) cells (“CAR.NK™”) for adoptive cellular immunotherapy. Our objective is to develop our antibody drug products and adoptive cellular immunotherapies as First in Class, and/or Best in Class, which may offer greater efficacy and/or fewer adverse events or side effects as compared to existing drugs, as well as fully human therapeutic antibodies derived from our proprietary G-MAB® antibody library platform and ADCs.

Through September 30, 2016, we identified and further developed a number of potential drug product candidates across various therapeutic areas, and we intend to select several lead product candidates to further advance into preclinical development. It is too early to assess which of these candidates, if any, will merit further evaluation in clinical trials. Our libraries were designed to facilitate the rapid identification and isolation of highly specific, antibody therapeutic product candidates that are fully-human and that bind to disease targets appropriate for antibody therapy. We built our initial antibody expression and production capabilities to enable us to make sufficient product material to conduct preclinical safety and efficacy testing in animal models.

Although we intend to retain ownership and control of product candidates by advancing their development, we regularly also consider, (i) partnerships with pharmaceutical or biopharmaceutical companies and (ii) sale of our products in each case, in order to balance the risks and costs associated with drug discovery, development and commercialization with efforts to maximize our stockholders’ returns. Our partnering objectives include generating revenue through license fees, milestone-related development fees and royalties as well as profit shares or joint ventures to generate potential returns from our product candidates. For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission, or the SEC, that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015, as amended. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

On September 21, 2009, QuikByte Software, Inc., a Colorado corporation and shell company, or QuikByte, consummated its acquisition of Sorrento Therapeutics, Inc., a Delaware corporation and private concern, or STI, in a reverse merger (the “Reverse Merger”). Pursuant to the Reverse Merger, all of the issued and outstanding shares of STI common stock were converted into an aggregate of 6,775,032 shares of QuikByte common stock and STI became a wholly owned subsidiary of QuikByte. The holders of QuikByte’s common stock immediately prior to the Reverse Merger held an aggregate of 2,228,333 shares of QuikByte’s common stock immediately following the Reverse Merger.

We were originally incorporated as San Diego Antibody Company in California in 2006 and were renamed “Sorrento Therapeutics, Inc.” and reincorporated in Delaware in 2009, prior to the Reverse Merger. QuikByte was originally incorporated in Colorado in 1989. Following the Reverse Merger, on December 4, 2009, QuikByte reincorporated under the laws of the State of Delaware, or the Reincorporation. Immediately following the Reincorporation, on December 4, 2009, we merged with and into QuikByte, the separate corporate existence of STI ceased and QuikByte continued as the surviving corporation, or the Roll-Up Merger. Pursuant to the certificate of merger filed in connection with the Roll-Up Merger, QuikByte’s name was changed from “QuikByte Software, Inc.” to “Sorrento Therapeutics, Inc.”

Our principal office is located at 9380 Judicial Drive, San Diego, CA 92121, and our telephone number is (858) 210-3700. Further information can be found on our website: www.sorrentotherapeutics.com. Information found on, or that can be accessed through, our website is not incorporated by reference into this prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our stockholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 15, 2016, and elsewhere in the documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Securities by the Selling Stockholders. We may, however, receive cash proceeds equal to the total exercise price of the Warrant to the extent that the Warrant exercised for cash. The exercise price of the Warrant is $4.89 per share of Common Stock, subject to adjustment as provided in the Warrant. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrant may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions. However, the Warrant contains a “cashless exercise” feature that allows the holder to exercise the Warrant without making a cash payment to us. There can be no assurance that the Warrant will be exercised by the Selling Stockholder holding the Warrant at all or that the Warrant will be exercised for cash rather than pursuant to the “cashless exercise” feature. To the extent we receive proceeds from the cash exercise of the Warrant, we intend to use such proceeds to provide capital support or for general corporate purposes, which may include, without limitation, supporting asset growth and engaging in acquisitions or other business combinations. Except as previously disclosed by us, we do not have any agreements for acquisitions or other business combinations at this time. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrant.

The Selling Stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 1,215,034 shares of our Common Stock. The shares to be offered hereby were issued, or are issuable, to the Selling Stockholders in connection with: (i) our acquisition of a majority of the outstanding capital stock of Scilex pursuant to the Stock Purchase Agreement and (ii) the exercise of the Warrant issued by us to Hercules Capital, Inc. pursuant to the Loan and Security Agreement. The Warrant has an exercise price of $4.89 per share of Common Stock, subject to adjustment as provided in the Warrant, became exercisable upon issuance, and has a term of seven years from the date of issuance. Pursuant to the terms of the Stock Purchase Agreement, we issued or became obligated to issue an aggregate total of 754,911 shares of Common Stock to the Scilex Stockholders, and further agreed to register the 754,911 shares of our Common Stock pursuant to the Registration Rights Agreement. Upon the exercise of the Warrant, we will be obligated to issue an aggregate total of up to 460,123 shares of Common Stock to the holder of the Warrant, and further agreed to register the up to 460,123 shares of our Common Stock pursuant to the terms of the Warrant. These shares were, and will be, issued in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder, as well as the safe harbor provided by Regulation S under the Securities Act. Certain of the shares issuable pursuant to the Stock Purchase Agreement were placed in escrow to serve as security for, among other things, any indemnification claims that we may have under the Stock Purchase Agreement for breaches of the representations, warranties and covenants made by Scilex and the Scilex Stockholders.

The shares of Common Stock to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the NASDAQ Capital Market or any other market on which our Common Stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of Common Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Securities being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the Securities listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Securities, and (3) the Selling Stockholders have sole voting and investment power with respect to all Securities beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our Common Stock held, as of November 28, 2016, by the Selling Stockholders and the number of Securities being offered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of November 28, 2016. As of such date, 58,696,678 shares of Common Stock were outstanding.

	Shares Beneficially Owned Prior to the Offering(1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Shares Beneficially Owned After the Offering(1)(2)
Name	Number		Percentage	Prospectus	Number	Percentage
Biomilennia, LLC	67,931	(3)	*	67,931	—	—
Biscayne 4400 Dermacare, LLC	484,776	(4)	*	4,156	480,620	*
Damon Burrows	806	(5)	*	806	—	—
Aldofo Carmona & Donna Carmona, Joint Tenants	5,465	(6)	*	5,465	—	—
William Charles Dixon	129,046	(7)	*	129,046	—	—
Eragon Ventures, LLC	2,331,515	(8)	3.8%	67,931	2,263,584	3.8%
Dean Ferrigno #	63	(9)	*	63	—	—
Eric Floyd	180	(10)	*	180	—	—
Steven Jerry Glauser	460,626	(11)	*	4,156	456,470	*
Jeffrey Gudin	1,488	(12)	*	1,488	—	—
Peter Hurwitz	992	(13)	*	992	—	—
Leo Universal, Inc.	52,931	(14)	*	10,931	42,000	*
Gene V. Levinstein & Inna Z. Levinstein, Joint Tenants	1,215	(15)	*	1,215	—	—
Li Yang Ai	1,190	(16)	*	1,190	—	—
Long Yu	28,423	(17)	*	28,423	—	—
Anthony Mack #	188,767	(18)	*	188,767	—	—
MBS ValuePartners LLC	496	(19)	*	496	—	—
Evan Myrianthopoulos	546	(20)	*	546	—	—
Srinivas Nalamachu	346	(21)	*	346	—	—
Omkaram Nalamasu	247	(22)	*	247	—	—
George Ng #	167,627	(23)	*	89,338	78,289	*
Kalpana Patel #	792	(24)	*	792	—	—
Keyur Patel & Maunika Patel, Joint Tenants	620	(25)	*	620	—	—
Paulson Scilex Investments, LLC	32,966	(26)	*	32,966	—	—
William Pedranti #	104,402	(27)	*	89,501	14,901	*
Pond Lehocky Stern Giordano LLP	303	(28)	*	303	—	—
Jerrold B. Sendrow	180	(29)	*	180	—	—
Stephen Shumpert	5,848	(30)	*	5,848	—	—
Vijay Singh	620	(31)	*	620	—	—
William T. Stewart, Jr.	496	(32)	*	496	—	—
Katie B. Topolewski	7	(33)	*	7	—	—
Franklin K. Vought #	63	(34)	*	63	—	—
Xiaojing Yu	49,403	(35)	*	17,470	31,933	*
Lucino Yu	1,092	(36)	*	1,092	—	—
Guifeng Zhang	1,240	(37)	*	1,240	—	—
Hercules Capital, Inc.	460,123	(38)	*	460,123	—	—

TOTAL	—		—	1,215,034	—	—

*	Less than 1%.
#	Currently an employee of ours or our affiliates.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of November 28, 2016) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Assumes that the Selling Stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.
(3)	The address of the Selling Stockholder is 53 Carrington, Irvine CA 92620. 13,586 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and an escrow agreement entered into in connection therewith (the “Scilex Escrow Agreement”). Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date. Voting and dispositive power with respect to the 67,931 shares held by the Selling Stockholder is held by George Uy, who is the Chief Executive Officer and Founder of the Selling Stockholder.
(4)	Consists of: (i) 4,156 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 831 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date), (ii) 456,470 shares held by Halpryn Group VI, LLC, (ii) 10,800 shares held by IVC Investors LLLP and (iii) 13,350 shares held directly by Glenn L. Halpryn. Mr. Halpryn disclaims beneficial ownership of the shares held by Halpryn Group VI, LLC and IVC Investors LLLP except to the extent of his pecuniary interest therein. Voting and dispositive power with respect to the 4,156 shares held by the Selling Stockholder is held by Mr. Halpryn, who is the Manager of the Selling Stockholder. The business address of the Selling Stockholder 4400 Biscayne Boulevard, Suite 950, Miami FL 33137.
(5)	Consists of: (i) 63 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 12 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date), and (ii) 743 shares issued pursuant to the Stock Purchase Agreement and registered hereby to a family trust of which the Selling Stockholder is a trustee, of which 148 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to such trust on such date). The address of the Selling Stockholder is 1843 Commodore Road, Newport Beach, CA 92660.
(6)	The address of the Selling Stockholder is 23 Strickland Road, Cos Cob, CT 06830. 1,093 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(7)	The address of the Selling Stockholder is 811 Westview Street, Philadelphia, PA 19119. 25,809 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(8)	Consists of: (i) 67,931 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 13,586 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date), (ii) 2,053,162 shares held by a family trust of which Dr. Henry Ji, our President and Chief Executive Officer and a member of our board of directors, and Dr. Ji’s wife are co-trustees, (iii) 17,776 shares held directly by Dr. Ji, and (iv) 192,646 shares issuable upon exercise of options to purchase shares that are exercisable within 60 days of November 28, 2016 held by Dr. Ji. Voting and dispositive power with respect to the 67,931 shares held by the Selling Stockholder is held by Dr. Ji and his wife, who are the sole members and managing directors of the Selling Stockholder. The business address of the Selling Stockholder is c/o Sorrento Therapeutics, Inc., 9380 Judicial Drive, San Diego, CA 92121.
(9)	The business address of the Selling Stockholder is c/o Sorrento Therapeutics, Inc., 9380 Judicial Drive, San Diego, CA 92121. 12 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(10)	The address of the Selling Stockholder is 400 Village Green Drive, Unit 105, Lincolnshire, IL 60069. 36 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(11)	Consists of: (i) 4,156 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 831 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date), and (ii) 456,470 shares held by Halpryn Group VI, LLC, with respect to which Mr. Glauser disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address of the Selling Stockholder is 480 St. Paul Street, Denver, CO 80206.

(12)	The address of the Selling Stockholder is 13 Glen Drive, Bardonia, NY 10954. 297 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(13)	The address of the Selling Stockholder is 110 Crosswynds Drive, Saunderstown, RI 02874. 198 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(14)	Consists of: (i) 10,931 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 2,186 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date), and (ii) 42,000 shares held directly by the Selling Stockholder. Voting and dispositive power with respect to the shares held by the Selling Stockholder is held by Chengyong Zhou and Yan Yang, Ph.D., who are the Chief Executive Officer and Chief Science Officer of the Selling Stockholder, respectively. The business address of the Selling Stockholder is 2510 W 237th St. Ste. 200, Torrance, CA 90505.
(15)	The address of the Selling Stockholder is 106 Statesman Rd., Chalfont, PA 18914. 243 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(16)	The address of the Selling Stockholder is 4470 Philbrook Sq., San Diego, CA 92130. 238 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(17)	The address of the Selling Stockholder is Suite 305, Zeyang Tower, No. 166 Fushi Road, Shijingshan District, Beijing, China 100043. 5,684 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(18)	The address of the Selling Stockholder is 1238 Waterford Road, West Chester, PA 19380. 37,753 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(19)	Voting and dispositive power with respect to the shares held by the Selling Stockholder is exercised by Lisbeth Bond, who is a Partner of the Selling Stockholder. The business address of the Selling Stockholder is 501 Madison Avenue 12A, New York, NY 10022. 99 of the shares registered hereby were placed into escrow until May 8 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(20)	The address of the Selling Stockholder is 89 Davis Road, Port Washington, NY 11050. 109 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date. The Selling Stockholder indicated that he may be deemed to be an affiliate of Aegis Capital, a registered broker-dealer. The Selling Stockholder represented that he acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares
(21)	The address of the Selling Stockholder is 13800 Outlook Street, Overland Park, KS 66223. 69 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(22)	The address of the Selling Stockholder is 2339 Bentley Ridge Drive, San Jose, CA 95138. 49 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(23)

Consists of: (i) 89,338 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 17,867 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date), (ii) 888 shares of common stock held directly by the Selling Stockholder, (iii) 14,901 shares held by Peng Ventures, LLC, an entity of which the Selling Stockholder is a 50% owner and a Manager with voting and dispositive power over the shares held thereby, and (iv) 62,500 shares issuable upon exercise of options to purchase shares that are exercisable within 60 days of November 28, 2016. The Selling Stockholder is our Executive Vice President and Chief Legal Officer. The business address of the Selling Stockholder is c/o Sorrento Therapeutics, Inc., 9380 Judicial Drive, San Diego, CA 92121.
(24)	The address of the Selling Stockholder is 128 Margaret Avenue, Netley, NJ 07110. 158 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(25)	The address of the Selling Stockholder is 21361 Scara Place, Ashburn, VA 20148. 124 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(26)	Voting and dispositive power with respect to the shares held by the Selling Stockholder is exercised by Byron Keith Crowe, who is the CEO of the Managing Member of the Selling Stockholder. The business address of the Selling Stockholder is 566 W Adams St. Ste. 750, Chicago, IL 60661. 6,593 of the shares registered hereby were placed into escrow until May 8 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date. The Selling Stockholder indicated that it may be deemed to be an affiliate of Paulson Investment Company, LLC, a registered broker-dealer. The Selling Stockholder represented that it acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(27)	Consists of: (i) 89,501 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 17,900 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date) and (ii) 14,901 shares held by Peng Ventures, LLC, an entity of which the Selling Stockholder is a 50% owner and a Manager with voting and dispositive power over the shares. The address of the Selling Stockholder is 23 Becker Drive, Ladera Ranch, CA 92694.
(28)	The address of the Selling Stockholder is 2005 Market Street, 18th Floor, Philadelphia, PA 19103. 60 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date. Voting and dispositive power with respect to the 303 shares held by the Selling Stockholder is held by Samuel Pond, who is a Managing Partner of the Selling Stockholder.
(29)	The address of the Selling Stockholder is 5546 Carrollwood Key Drive, Tampa, FL 33624. 36 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(30)	The address of the Selling Stockholder is 406 Goodnight Drive, Georgetown, TX 78628. 1,169 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(31)	The address of the Selling Stockholder is 207 Peony Lane, Sewell, NJ 08080. 124 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(32)	The address of the Selling Stockholder is 49 Quail Run, Randolph, NJ 07869. 99 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(33)	The address of the Selling Stockholder is 125 Airdale Road, Bryn Mawr, PA 19010. 1 of the shares registered hereby was placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether this share is distributed to us under the terms of the Scilex Escrow Agreement, this share may be released to the Selling Stockholder on such date.
(34)	The address of the Selling Stockholder is 1050 Stoneham Street, Superior, CO 80027. 12 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(35)

Consists of: (i) 17,470 shares issued to the Selling Stockholder pursuant to the Stock Purchase Agreement and registered hereby, of which 3,494 were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock

Purchase Agreement and the Scilex Escrow Agreement (depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date), and (ii) 31,933 shares held directly by the Selling Stockholder. The address of the Selling Stockholder is Suite 305, Zeyang Tower, No. 166 Fushi Road, Shijingshan District, Beijing, China 100043.
(36)	The address of the Selling Stockholder is 2463 N. 49th Street, Phoenix, AZ 85008. 218 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(37)	The address of the Selling Stockholder is 4470 Philbrook Square, San Diego, CA 92130. 248 of the shares registered hereby were placed into escrow until May 8, 2017 in accordance with the terms and conditions of the Stock Purchase Agreement and the Scilex Escrow Agreement. Depending on whether any of these shares are distributed to us under the terms of the Scilex Escrow Agreement, these shares may be released to the Selling Stockholder on such date.
(38)	Consists solely of shares of Common Stock issuable upon exercise of the Warrant. The business address of the Selling Stockholder is 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301. Voting and dispositive power with respect to the up to 460,123 shares issuable upon exercise of the warrant held by the Selling Stockholder is held by Manuel A. Henriquez, Mark R. Harris and Scott Bluestein, who are the Chief Executive Officer, Chief Financial Officer and Chief Investment Officer of the Selling Stockholder, respectively.

Indemnification

Under the Registration Rights Agreement, we have agreed to indemnify certain of the Selling Stockholders and each underwriter of the Securities against certain losses, claims, damages, liabilities, settlement costs and expenses, including liabilities under the Securities Act.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock and shares of Common Stock issuable upon exercise of the Warrant previously issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Common Stock and the Warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	in sales pursuant to Rule 144;

•	whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock or the Warrant owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement and the Warrant, estimated to be $120,753.40 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General Matters

As of November 28, 2016, our authorized capital stock consisted of 750,000,000 shares of Common Stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.0001 par value per share. Our board of directors, or our Board, may establish the rights and preferences of the preferred stock from time to time. As of November 28, 2016, there were 58,696,678 shares of our Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote per share. Our Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, does not provide for cumulative voting. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for our operations and potential expansion of our business. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are issued and outstanding. Our Certificate of Incorporation provides that our Board may by resolution, without further vote or action by the stockholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our Board, each series of preferred stock will have specific financial and other terms that will be set forth in the applicable certificate of designation for the series. Prior to the issuance of shares of each series of preferred stock, our Board is required by the General Corporation Law of the State of Delaware, or the DGCL, and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by our Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of our Board;

(b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative;

(c) Whether shares of such series shall be redeemable, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange;

(f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher or lower number of votes per share as may be designated by our Board; and

(g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or any of our other securities, whether or not convertible into shares of our Common Stock.

In connection with the adoption of a rights agreement, dated November 7, 2013, we filed a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, or the Certificate of Designation, with the Secretary of State of the State of Delaware, which designated 1,000,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock. The rights, preferences and privileges of the Series A Junior Participating Preferred Stock are as set forth in the Certificate of Designation. The rights agreement was amended and restated in December 2015 and is described below under “—Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL—Stockholder Rights Agreement”.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and Bylaws and Delaware law, as applicable, among other things:

•	provide our Board with the ability to alter our Bylaws without stockholder approval;

•	place limitations on the removal of directors; and

•	provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our Common Stock to decline.

Blank Check Preferred. Our Board is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate preferred stock may be used to issue a series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the Common Stock or could also be used as a method of determining, delaying or preventing a change of control.

Advance Notice Bylaws. The Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws do not give our Board the power to approve or disapprove of stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Interested Stockholder Transactions. We are subject to Section 203 of the DGCL, which prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who is a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder, unless: (i) the transaction is approved by the board of directors before the date the interested stockholder attained that status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) on or after the date of the transaction, the transaction is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. In general, the DGCL defines a business combination to include the following: (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Stockholder Rights Agreement. In December 2015, we entered into an Amended and Restated Rights Agreement, or the Amended Rights Agreement, with Philadelphia Stock Transfer, Inc., as Rights Agent. The Amended Rights Agreement provides that in the event of (i) an acquisition of 15% or more of our outstanding Common Stock by any person other than a beneficial owner of

15% of our outstanding Common Stock as of December 21, 2015, (ii) an acquisition of one or more shares of our Common Stock by any person who beneficially owned 15% or more of our outstanding Common Stock as of December 21, 2015, or (iii) an announcement of an intention to make a tender offer or exchange offer for 15% or more of our outstanding Common Stock, our stockholders, other than the potential acquiror, shall be granted rights enabling them to purchase additional shares of our Common Stock at a substantial discount to the then prevailing market price. The Amended Rights Agreement could significantly dilute such acquiror’s ownership position in our shares, thereby making a takeover prohibitively expensive and encouraging such acquiror to negotiate with our Board. Therefore, the Amended Rights Agreement could make it more difficult for a third party to acquire control of us without the approval of our Board.

Warrants

In addition to the Warrant, as of November 28, 2016, warrants to purchase 6,763,566 shares of Common Stock with a weighted-average exercise price of $8.05 per share were outstanding. The Warrant to purchase an aggregate of up to 460,123 shares of Common Stock is currently exercisable, and has a term of seven years from the date of issuance. We are registering all of the shares of Common Stock issuable upon exercise of the Warrant pursuant to the registration statement of which this prospectus forms a part. All of our other outstanding warrants are currently exercisable, except to the extent that certain of them may be subject to a blocker provision, which restricts the exercise of a warrant if, as a result of such exercise, the warrant holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Exchange Act, would beneficially own in excess of 19.99% or 19.9% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of such warrant. All of our outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Common Stock is Philadelphia Stock Transfer, Inc., 2320 Haverford Road, Suite 230, Ardmore, PA 19003.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Stock offered by this prospectus, and any supplement thereto, will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The financial statements of Sorrento Therapeutics, Inc. and Subsidiaries for each of the years in the three year period ended December 31, 2015, have been incorporated in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of Common Stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Sorrento Therapeutics, Inc.  The SEC’s Internet site can be found at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus forms a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016, as amended pursuant to that Amendment No. 1 filed with the SEC on April 29, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 8, 2016;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 9, 2016;

(e)	The Registrant’s Current Reports on Form 8-K filed with the SEC on (i) January 8, 2016, (ii) January 11, 2016, (iii) March 2, 2016, (iv) March 4, 2016, (v) April 5, 2016, (vi) April 6, 2016, filed at 8:26 a.m. Eastern Time, (vii) April 6, 2016, filed at 3:06 p.m. Eastern Time, (viii) May 2, 2016, filed at 1:58 p.m. Eastern Time, (ix) May 2, 2016, filed at 2:15 p.m. Eastern Time, (x) May 9, 2016, (xi) May 16, 2016, (xii) May 26, 2016, (xiii) June 6, 2016, (xiv) June 7, 2016, (xv) June 8, 2016. (xvi) June 30, 2016, (xvii) July 1, 2016, (xviii) July 7, 2016, (xix) July 11, 2016, (xx) August 1, 2016, (xxi) August 8, 2016, (xxii) August 15, 2016, (xxiii) August 17, 2016, (xxiv) September 7, 2016, (xxv) September 13, 2015, (xxvi) September 22, 2016, (xxvii) November 1, 2016 (other than the information disclosed under Item 7.01 thereof), (xxviii) November 8, 2016, (xxix) November 11, 2016, (xxx) November 29, 2016 and (xxxi) January 5, 2017;

(f)	The Registrant’s Current Report on Form 8-K/A filed with the SEC on February 5, 2016; and

(g)	The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-36150), filed with the SEC on October 23, 2013, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attn: Corporate Secretary

Phone: (858) 210-3700

SORRENTO THERAPEUTICS, INC.

1,215,034 SHARES OF COMMON STOCK

PROSPECTUS

January 19, 2017

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.